UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )
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TXU Corp.

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Filed by TXU Corp.
Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934
Subject Company: TXU Corp.
Commission File No.: 1-12833
The new location for the Retail group provides significant commuting challenges to those employees. Facilities downtown offer multiple mass transit options. Because those same options don’t appear to be available for the new location, do you have any solutions to the increased costs associated with the new commute?
Relocation of employees to a new workplace is never an easy decision. The planned move of TXU Energy to the Customer Operations Facility (COF) in Irving is taking into consideration this impact on employees. While there are many advantages to the move, it was primarily an opportunity to give us greater independence to run our business and to get closer to our operations and the facility meets the needs of our business well.
While commuting to COF will negatively impact a small number of employees, a recent study has indicated that drive time will be improved for some and neutral (less than 10 minute impact) for the majority of the population. We recognize that the availability of mass transit access to the new location is an issue and our facilities team is looking at the options available through DART to provide some mass-transit access to the COF. Also, DART has announced plans to add a rail line to the area which should provide more alternatives in the future.
In addition, we have created an employee team from all departments and levels within the Retail organization. This team is actively providing input into key components of the move. We are also conducting an all employee survey to gain your input. The team is using those results to help shape the move. Among other things, we will have a great, renovated facility. Another positive is that all employees will have the benefit of free parking at the COF. A lot is being done to make sure our new office is a great place to work. We will continue to keep you updated as plans progress.”
Since TXU Corp is first and foremost an energy company, are we thinking about or pursuing other ways of producing electricity rather than the traditional methods. With electricity costs being what they are, and everyone looking for renewable energy sources, it would appear that we should be providing financing and buy-in for research companies who are trying to make photovoltaics, solar, small windmills and other forms of distributed generation more efficient and economical. That way, if some breakthrough is found, we could benefit as well as people taking advantage of these new technologies and use less of our power plant generated electricity.
Answer:
Under the terms of the merger transaction, we are significantly increasing our commitment to renewable and environmentally-friendly energy sources, and are accelerating our investment in R&D for new technologies and alternative energy. We have committed to more than double our purchase of wind power to more than 1,500 MW, which will maintain our status as the largest wind purchaser in Texas. We will also promote solar power through solar/photovoltaic rebates, and almost double our investment in energy efficiency and demand side management initiatives to $400 million. In addition, on March 9 we announced the start of planning for two IGCC commercial demonstration plants to be located in Texas. We are continuing work to establish a venture fund that will seek to invest in new, clean generation technologies.
Additional Information and Where to Find It
     In connection with the proposed merger of TXU Corp. (the “Company”) with Texas Energy Future Merger Sub Corp., a wholly-owned subsidiary of Texas Energy Future Holdings Limited Partnership (the “Merger”), the Company will prepare a proxy statement to be filed with the SEC. When completed, a definitive proxy statement and a form of proxy will be mailed to the shareholders of the Company. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT REGARDING THE MERGER CAREFULLY AND IN ITS ENTIRETY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The Company’s shareholders will be able to obtain, without charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. The Company’s shareholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, TXU Corp., Energy Plaza, 1601 Bryan, Dallas, Texas 75201, telephone: (214) 812-4600, or from the Company’s website, http:www.txucorp.com.
Participants in the Solicitation
     The Company and its directors and officers may be deemed to be participants in the solicitation of proxies from the Company’s shareholders with respect to the Merger. Information about the Company’s directors and executive officers and their ownership of the Company’s common stock is set forth in the proxy statement for the Company’s 2006 Annual Meeting of Shareholders, which was filed with the SEC on April 5, 2006. Shareholders may obtain additional information regarding the interests of the Company and its directors and executive officers in the merger, which may be different than those of the Company’s shareholders generally, by reading the proxy statement and other relevant documents regarding the Merger, when filed with the SEC.